Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix CEO Announces Retirement Plans
New President and CEO Named

LAKELAND, Fla., Jan. 13, 2016 - Today, Ed Crenshaw announced his plans to retire as CEO of Publix Super Markets April 30, 2016.

Crenshaw began his Publix career in 1974 as a front-service clerk in Lake Wales, Fla. After working in a variety of retail and support positions, he was promoted to director of retail operations for the Lakeland Division in 1984. In 1990, he became vice president of the Lakeland Division and was elected to the board of directors. In 1991, Crenshaw moved to Atlanta to start the Atlanta Division as division vice president. He was promoted to executive vice president of retail in 1994 and to president in 1996. He was named CEO in 2008.

While he has announced his plans to retire as CEO, Crenshaw plans to remain a member of the Publix board of directors. In addition, the board of directors asked him to accept the role of Chairman of the Board that will be effective May 3, 2016. Current Chairman of the Board Charlie Jenkins Jr. will become Chairman Emeritus.

“The board of directors is grateful for Ed’s 42 years of dedicated service to Publix, our associates and the communities we serve,” said Charlie Jenkins Jr., Publix Chairman of the Board. “He’s been a strong leader keenly focused on our continued growth in current and new markets and committed to the development and promotion of our associates. He’s provided invaluable insights to our industry, serving on numerous boards. The board looks forward to working with Ed to continue the success of Publix.”

Upon Crenshaw’s retirement, President Todd Jones will become President and CEO.

Jones began his career in 1980 as a front-service clerk in New Smyrna Beach, Fla. He worked in a variety of store positions before becoming a store manager in 1988. He was promoted to district manager in 1997, regional director in 1999 and vice president of the Jacksonville Division in 2003. In 2005, Jones was promoted to senior vice president of product business development. He was named President in 2008.

“I’ve been privileged to lead what could quite possibly be the best company in the world,” said Ed Crenshaw, Publix CEO. “Company ownership provides our associates amazing opportunities and with that comes the responsibility to continue to grow our company and invest in each other. The time has come to turn over the reins, and I am pleased to have a leader with the experience of Todd who is ready to take the next step in his career. I am confident in his ability to lead our company into the future and to continue to make Publix a great place for both customers and associates.”

Publix is privately owned and operated by its 180,000 employees, with 2014 sales of $30.6 billion. Currently Publix has 1,113 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 18 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###